UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 14, 2007

SPACEDEV, INC.
----------------------------------------------------------------
(Exact Name of Registrant as Specified in Charter)

Delaware	000-289477	84-1374613
-----------------------	------------------	-------------------------
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification Number)

13855 Stowe Drive, Poway, California  92064
------------------------------------------------------------
(Address of Principal Executive Offices)

(858) 375-2000
-------------------------------------------------------------
(Registrant's Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01   Entry into a Material Definitive Agreement
Item 3.02   Unregistered Sales of Equity Securities.

On September 14, 2007, SpaceDev, Inc. entered into two material definitive agreements with two strategic and accredited aerospace investors.  The investors are OHB Technology AG, a leading German Space Technology company, and MT Aerospace AG, a subsidiary of OHB Technology AG and an established supplier in the aeronautic, aerospace and defence sectors.  The parties entered into a Stock Purchase Agreement covering the issuance and sale of SpaceDev’s common stock (hereinafter “Common Stock”), which formalizes a sale of 7,095,566 shares of Common Stock, US $0.0001 par value, in a private transaction to the investors at a purchase price of US $0.62 per share.  The price was determined as a premium of 11% to the closing price of the Common Stock on September 12, 2007, which was US $0.56 per share.  SpaceDev received gross proceeds from the sale of approximately US $4.4 million.  The purchase price of the Common Stock was paid by the investors in cash.

The issuance and sale of Common Stock was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D promulgated under the Securities Act.

The Common Stock is restricted and cannot be sold without an effective registration statement or an exemption from registration under the Securities Act, including Rule 144 of the Securities Act. SpaceDev and the investors also entered into a Stockholder Agreement, pursuant to which, SpaceDev has provided the investors with the right, after one year, to demand that SpaceDev file a registration statement with the Securities and Exchange Commission to cover resales of the common stock from time to time by the investors.  In addition, subject to existing rights of other SpaceDev stockholders, SpaceDev has provided the investors with rights to participate in SpaceDev’s future financings.

In addition, the investors have agreed not to solicit SpaceDev’s customers and clients in the United States for the same products and services provided by SpaceDev.  Further, the investors have agreed not to purchase additional shares of common stock or cause others to do so, except as expressly provided in the Stockholder Agreement.

The Stockholder Agreement expires on the earlier of:  (1) ten years, (2) a change of control of SpaceDev or (3) when the investors own less than 4.99% of SpaceDev.

SpaceDev intends to use the net proceeds from the sale of Common Stock for general working capital purposes.

The foregoing description of the Stock Purchase Agreement and the Stockholder Agreement is not intended to be complete and is qualified in its entirety by the complete text of those agreements attached as exhibits to this Current Report on Form 8-K.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Election of Directors

Pursuant to the Stockholder Agreement, SpaceDev has agreed to elect a qualified representative of the investors (or any qualified replacement) to SpaceDev’s Board of Directors and to nominate this representative of the investors for election by the stockholders.  SpaceDev intends to elect the initial representative of the investors at the next regular SpaceDev Board of Directors meeting.  This obligation will continue until the expiration of the Stockholder Agreement.

Pursuant to the Stockholder Agreement, for two years the investors have agreed to vote their shares of Common Stock in favor of the nominees to SpaceDev’s Board of Directors that have been recommended for election by the SpaceDev Board of Directors.  Following this two year period, the investors have agreed to continue voting their shares of common stock in favor of (1) any current member of SpaceDev’s Board of Directors who is recommended for election by SpaceDev’s Board of Directors or (2) any nominee that is recommended for election by SpaceDev’s Board of Directors including the investors’ nominee.

Section 9.01                                Financial Statement and Exhibits.

 (d)           Exhibits.

The following Exhibits are hereby filed as part of this Current Report on Form 8-K:

Exhibit                                Description

99.1	Stock Purchase Agreement, entered into as of September 14, 2007, by and between SpaceDev, Inc. and MT Aerospace AG and OHB Technology AG.

99.2	Stockholder Agreement, entered into as of September 19, 2007, by and between SpaceDev, Inc. and MT Aerospace AG and OHB Technology AG.

99.3	Press Release dated September 19, 2007.

__________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, SpaceDev, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SpaceDev, Inc.
(Registrant)

Date	September 19, 2007	By	/s/ Richard B. Slansky
Richard B. Slansky
President and Chief Financial Officer